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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                  Commission File Number 1-10068

                               ACUSON CORPORATION
             (Exact name of registrant as specified in its charter)

                              1220 Charleston Road
                        Mountain View, California 94039
                                 (650) 969-9112
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                  Common Stock
                          $.0001 par value per share,
                  including the associated rights to purchase
                       shares of Series A Preferred Stock
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]       Rule 12h-3(b)(1)(i)    [X]
     Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)   [ ]       Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(ii)  [ ]       Rule 12h-3(b)(2)(ii)   [ ]
                                     Rule 15d-6             [ ]

  Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Acuson Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              ACUSON CORPORATION

Date: November 9, 2000
      ----------------
                            By:/s/ Charles H. Dearborn
                               --------------------------
                               Name:  Charles H. Dearborn
                               Title: Senior Vice President, Human Resources
                                      and Legal Affairs, General Counsel
                                      and Secretary